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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549


                                    SCHEDULE 13G
                                   (Rule 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1 )1


                            Apex Mortgage Capital, Inc.
-------------------------------------------------------------------------------
                                  (Name of Issuer)

                                    Common Stock
-------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     037564101
                                   (CUSIP Number)

                                     12/31/1998
-------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)


-----------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



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     CUSIP No. 037564101              13G                Page 2 of 9 Pages
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  The TCW Group, Inc.
-------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  /X/
-------------------------------------------------------------------------------
     3. SEC USE ONLY

-------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

                 Nevada corporation
-------------------------------------------------------------------------------
       NUMBER OF      5.       SOLE VOTING POWER
        SHARES                                                              -0-
     BENEFICIALLY     ---------------------------------------------------------
       OWNED BY       6.       SHARED VOTING POWER
         EACH                                                           294,667
      REPORTING       ---------------------------------------------------------
        PERSON        7.       SOLE DISPOSITIVE POWER
         WITH                                                               -0-
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
                                                                        294,667
-------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        294,667
-------------------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
-------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.1%(see response to Item 4)
-------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON*
                                         HC/CO
-------------------------------------------------------------------------------


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     CUSIP No. 037564101              13G                Page 3 of 9 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert Day
-------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  /X/
-------------------------------------------------------------------------------
     3. SEC USE ONLY

-------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States Citizen
-------------------------------------------------------------------------------
       NUMBER OF      5.       SOLE VOTING POWER
        SHARES                                                           66,667
     BENEFICIALLY     ---------------------------------------------------------
       OWNED BY       6.       SHARED VOTING POWER
         EACH                                                           294,667
       REPORTING      ---------------------------------------------------------
        PERSON        7.       SOLE DISPOSITIVE POWER
         WITH                                                            66,667
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
                                                                        294,667
-------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        361,334
-------------------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.3%(see response to Item 4)
-------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON*
                                         HC/IN
-------------------------------------------------------------------------------


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     CUSIP No. 037564101              13G                Page 4 of 9 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Oakmont Corporation
-------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  /X/
-------------------------------------------------------------------------------
     3. SEC USE ONLY

-------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

                 California Corporation
-------------------------------------------------------------------------------
       NUMBER OF      5.       SOLE VOTING POWER
        SHARES                                                              -0-
     BENEFICIALLY     ---------------------------------------------------------
       OWNED BY       6.       SHARED VOTING POWER
         EACH                                                               -0-
       REPORTING      ---------------------------------------------------------
        PERSON        7.       SOLE DISPOSITIVE POWER
         WITH                                                               -0-
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
                                                                            -0-
-------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                            -0-
-------------------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0% (see response to Item 4)
-------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON*
                                         HC/CO
-------------------------------------------------------------------------------


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                                                              Page 5 of 9 Pages

Item 1(a).     Name of Issuer:

               Apex Mortgage Capital, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               865 South Figueroa Street
               Los Angeles, CA 90017

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office, or if None, Residence:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               200 Park Avenue, Suite 2200
               New York, New York 10166
               (United States Citizen)

               Oakmont Corporation
               865 South Figueroa Street
               Los Angeles, CA 90017
               (California Corporation)

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               037564101



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                                                              Page 6 of 9 Pages

Item 3.   If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) / / Broker or dealer registered under Section 15 of the Exchange Act.
          (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) / / Investment company registered under Section 8 of the Investment Company Act.
          (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
          (f) / / An employee benefit plan or endowment fund in accordance with13d-1(b)(1)(ii)(F).
          (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
          (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
          (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/



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                                                              Page 7 of 9 Pages

Item 4.   Ownership **

          THE TCW GROUP, INC.
          (a)  Amount beneficially owned: 294,667
          (b)  Percent of class:  5.1%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: none.
               (ii)   Shared power to vote or to direct the vote: 294,667
               (iii)  Sole power to dispose or to direct the disposition of:
                      none.
               (iv)   Shared power to dispose or to direct the disposition of:
                      294,667

          ROBERT DAY***
          (a)  Amount beneficially owned: 361,334
          (b)  Percent of class:  6.3%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: 66,667
               (ii)   Shared power to vote or to direct the vote: 294,667
               (iii)  Sole power to dispose or direct the disposition of: 66,667
               (iv)   Shared power to dispose or to direct the disposition of:
                      294,667

          OAKMONT CORPORATION
          (a)  Amount beneficially owned: none.
          (b)  Percent of class:  0.0%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: none.
               (ii)   Shared power to vote or to direct the vote: none.
               (iii)  Sole power to dispose or direct the disposition of: none.
               (iv)   Shared power to dispose or to direct the disposition of:
                      none.


---------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
     Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

*** Shares reported for Robert Day include shares reported for The TCW Group, Inc. and for Oakmont Corporation.



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                                                              Page 8 of 9 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Various persons other than as described in Item 4, including the TCW Capital Investment Corporation, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Apex Mortgage Capital, Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Because this statement is filed pursuant to Rule 13d-1(c), the following certification is included:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                              Page 9 of 9 Pages

                                      SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 30th day of April, 1999.


                                        The TCW Group, Inc.

                                        By: /s/ Susan M. Marsch
                                            -----------------------------------
                                            Susan M. Marsch
                                            Authorized Signatory



                                        Robert Day

                                        By: /s/Susan M. Marsch
                                            -----------------------------------
                                            Susan M. Marsch
                                            Under Power of Attorney dated March
                                            31, 1999, on File with Schedule 13G
                                            for Hibbett Sporting Goods, Inc.
                                            dated April 8, 1999.

                                        Oakmont Corporation

                                        By: /s/Kashif F. Sheikh
                                            -----------------------------------
                                            Kashif F. Sheikh
                                            Senior Vice President,
                                            Finance